Exhibit 10.27.2

Retention Award

December 3, 2018

Kelly N. Cook

Executive Vice President – Marketing

Dear Kelly,

As a valued member of the Pier 1 senior executive team and as one whose continued leadership will be especially critical during this time, I am delighted and pleased to inform you that the Compensation Committee of the Board of Directors approved a cash retention award of $450,000.00. A formal agreement will be provided that will outline the terms and conditions of your retention payment.

On behalf of the Board of Directors congratulations and thank you, not only for your current contributions, but for what you will surely contribute to the future success of our beloved Company.

Regards,

/s/ Alasdair James

Alasdair James

President & CEO

RETENTION AWARD AGREEMENT

A retention award of $450,000.00 (the “Award”) will be paid by Pier 1 Imports, Inc. (the “Company”) or an Affiliate to Kelly N. Cook (“Executive”) in a cash lump sum, subject to applicable federal, state, and local tax and other payroll withholding, within fifteen (15) days following December 3, 2019 (the “Payment Date”) provided (i) Executive remains employed by the Company or an Affiliate through the Payment Date, (ii) Executive’s employment is terminated by the Company or an Affiliate prior to the Payment Date without Cause, or (iii) Executive resigns for Good Reason prior to the Payment Date.

For purposes of this Award agreement, the term:

“Affiliate” means any entity which is controlling, controlled by, or under common control with the Company.

“Cause” means the occurrence of any of the following events:

(a)refusal by Executive to follow a lawful direction of any superior officer of the Company or an Affiliate, provided the direction is not materially inconsistent with the duties or responsibilities of Executive’s position;

(b)performance deficiencies which are communicated to Executive in writing as part of performance reviews and/or other written communications from any superior officer of the Company or an Affiliate;

(c)willful misconduct or reckless disregard by Executive of Executive’s duties or of the interest or property of the Company or its Affiliates;

(d)any act by Executive of fraud against, material misappropriation from, or significant dishonesty to either the Company or an Affiliate; or

(e)conviction by Executive of a felony.

“Good Reason” means the occurrence of all of the events listed in either (a) or (b) below:

(a)a material diminution of Executive’s responsibilities as modified by the Company or an Affiliate from time to time hereafter, such that Executive would no longer have responsibilities substantially equivalent to those of similarly situated employees at companies with similar revenues and market capitalization; provided that Executive gives written notice to the Company of the facts and circumstances constituting such material diminution within ten (10) days following the occurrence of such event; the Company (or Affiliate) fails to remedy such material diminution within ten (10) days following Executive’s written notice of such event; and Executive terminates Executive’s employment within ten (10) days following the Company’s or Affiliate’s failure to remedy such material diminution; or

(b)the Company or an Affiliate materially reduces Executive’s base salary without Executive’s consent, unless the reduction is applied equally, expressed as a percentage of base salaries, to all similarly situated employees; provided that Executive gives written notice to the Company within ten (10) days following Executive’s receipt of the notice of reduction in base salary of Executive’s objection to the reduction; the Company or Affiliate fails to rescind the notice of reduction within ten (10) days following Executive’s written notice; and Executive terminates Executive’s employment within ten (10) days following the Company’s or Affiliate’s failure to rescind the notice.

Executive shall treat as confidential the fact of Executive’s receipt of this Award and its terms and conditions.  If the Company determines that Executive has shared such information with any other person, any right to payments under this Award shall be forfeited.

This Award shall not be construed as giving Executive the right to be retained in the service of the Company or an Affiliate. Executive shall remain subject to discharge to the same extent as if the Award had never been granted.

Pier 1 Imports, Inc.

By:	/s/ Alasdair B. James
Alasdair B. James, President and Chief Executive Officer

AGREED AND ACCEPTED

/s/ Kelly N. Cook